Exhibit 10.22

The Ex Scientia
Enterprise Management
Incentive Plan

under the provisions of Schedule 5 of the Income Tax (Earnings and
Pensions) Act 2003

Plan Rules

(Adopted by the Board on 29 February 2016)

(The RM2 Partnership Limited, registered in England 4613097
Sycamore House, 86-88 Coombe Road, New Malden, Surrey KT3 4QS www.rm2.co.uk

Plan Rules

Definitions

1.1.	In these Rules (and, where applicable, any Option Agreement) the following words and expressions shall have the following meanings:

“Acting in Concert”	the meaning given in the City Code on Takeovers and Mergers as in force at the date of an Option Agreement
“Articles”	the Articles of Association of the Company as amended from time to time
“Auditors”	the auditors of the Company from time to time or such other competent professional agreed by the parties or in the absence of an agreement, as appointed by the Board
“Bad Leaver”	a Participant who, on the occasion of a Cessation of Employment, is not a Good Leaver
"Board”	the Board of directors of the Company or a duly authorized committee of the Board
“Business Sale”	the sale of the Majority Value of the assets of the business to a company which is not a Group Company, or to a person or persons Acting in Concert, where Majority Value is defined as the greater part of the gross assets of the business (including intellectual property and goodwill) as certified by the Auditors acting as experts and not as arbitrators
“Cessation of Employment”	the occasion on which a Participant ceases to hold any office or employment in any Group Company and does not continue as, or become, an officer or employee of any other Group Company, and the time and date of cessation shall be the date on which the Participant shall have ceased to be an officer or employee of any Group Company, or the date of death or, if the Participant is absent from work by reason of maternity, paternity or adoption leave, the time and date when the Participant ceases to be entitled to exercise their right under the Employment Rights Act 1996 to return to work in any Group Company
Company”	Ex Scientia Limited, CRN SC 428761, with registered office at EQ 14 City Quay, Dundee, DD 1 3JA
“Company Reorganisation”	the meaning given to that expression in Rule 5.1
“Control”	the meaning given by section 719 of ITEPA

“Date of Grant”	the date on which an Option is, was, or is to be granted under the terms of an Option Agreement
“Disqualifying Event”	a disqualifying event as set out in sections 533-539 ITEPA
“Exercise Price”	the price at which each Share subject to an Option may be acquired on the exercise of that Option as set out in an Option Agreement
“Exit Event”	any of the following events:
(i) the date of a Company Reorganisation as mentioned in Rule 5.1 unless a release has been effected under Rule 5.2;
(ii) a Majority Share Sale;
(iii) a Business Sale;
(iv) a Flotation;
(v) on the commencement of a period mentioned in Rule 5.7 or 5.8; or
(vi) the Company passing a resolution for voluntary winding up
“Flotation”	the date on which any of the Company’s shares become quoted on a public stock exchange
“Good Leaver”	a Participant who, on Cessation of Employment, ceases to be employed as a result of:
(i) injury, disability or illness (in each case evidence to the reasonable satisfaction of the Board); or
(ii) ceasing to be employed with the intention of retiring; or
(iii) redundancy within the meaning of the Employment Rights Act 1996; or
(iv) death; or
(v) a transfer to which The Transfer of Undertakings (Protection of Employment) Regulations 2006 apply; or
(vi) the Participant’s employing company ceasing to be a Group Company; or
(vii) the Participant being declared a Good Leaver by the Board in its absolute discretion
“Grantor”	whoever grants the Option, which may be a Group Company, the Trustees or any other person

“Group Company”	the Company or any company over which the Company has Control or any company which has Control of the Company
“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003 from time to time amended
“Majority Share Sale”	a sale on a single date, or by a series of transactions over less than a calendar month, of shares of any class in the Company together entitled to more than 50 per cent. of the votes in general meeting to a person or persons Acting in Concert previously unconnected with (i) the Company, or (ii) any shareholder of record, provided that the Company may by Ordinary Resolution waive the condition that the person or persons Acting in Concert must be unconnected
“Market Value”	on any day the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed with HM Revenue & Customs Shares and Assets Valuation
“New Holding Company”	a company which has obtained Control of the Company (including where a person and others Acting in Concert with him together obtain Control of the Company) where the consideration received by holders of ordinary shares in the Company consists wholly of shares in the company obtaining Control of the Company and where the identity and proportion of the shareholders of the company obtaining Control of the Company are substantially similar to those prior to the change of Control
“Option”	a right to acquire Shares granted in accordance with an Option Agreement
“Option Agreement”	an agreement entered into between the Grantor and a Participant in accordance with these Rules under which the Grantor offers and the Participant accepts an Option
“Participant”	an individual to whom an Option is granted including his personal representatives where the context so admits
“Plan”	The Ex Scientia Enterprise Management Incentive Plan
“Rules”	these present rules of the Plan
“Schedule”	Schedule 5 of ITEPA

“Share” or “Shares”	either Ordinary and B Ordinary Shares of 0.001 each in the capital of the Company (as specified for each Participant in the Option Agreement) which satisfy the requirements of paragraph 35 of the Schedule and rank pari passu with all other shares of the same class but subject to the rights and restrictions set down in any Shareholders’ Agreement and the Articles
“Shareholders’ Agreement”	any shareholders’ agreement made between the shareholders of the Company as may be in force and as amended from time to time
“Trustees”	the trustees of an employee benefit trust within the meaning of section 1166 Companies Act 2006
“Vest”, “Vests” or “Vested”	the circumstances in which all, or part of, an Option will become capable of exercise
“Vesting Conditions”	conditions attached to an Option which determine the circumstances in which all or part of an Option will Vest
“Vesting Schedule”	a schedule attached to an Option Agreement containing the Vesting Conditions
1.2.	Where the context so admits the singular shall include the plural and vice versa and the masculine shall include the feminine.

1.3.	Any reference to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.4.	If any question, dispute or disagreement arises as to the interpretation of these Rules or any Option Agreement the decision of the Grantor shall (except as regard any matter regarded to be determined by the Auditors hereunder) be final and binding upon all persons.

2.	Grant of the Option

2.1.	An Option shall be granted by the Grantor and a Participant executing by deed an Option Agreement. The Option Agreement shall include a declaration that the Participant works at least 25 hours a week or 75% of their working time (in accordance with paragraph 26 of the Schedule).

2.2.	Following the grant of an Option the Grantor shall as soon as reasonably practicable issue to the Participant a certificate in respect of the Option making reference to the terms of the Option Agreement and these Rules and stating the date on which the Option was granted.

2.3.	Notwithstanding any other provision of the Rules:

(i)	the grant of an Option pursuant to these Rules shall not form part of any contract of employment between any Group Company and a Participant;

(ii)	unless expressly so provided in his contract of employment, a Participant has no right to be granted an Option;

(iii)	the benefit to a Participant of any Options held by him shall not form any part of his remuneration or count as his remuneration for any purpose and shall not be pensionable;

(iv)	the rights granted to a Participant under any Option shall not give the Participant any right or entitlement to claim any compensation or damages in consequence of the loss or termination of his office or employment with any Group Company for any reason and whether or not such loss or termination of office or employment is found to be wrongful or inn breach of any contract (whether of the Plan, the Option Agreement or any other agreement); and

(v)	a Participant shall not be entitled to claim any compensation or damages (or any other remedy) for any loss by reason that the Participant is unable to exercise any Option in consequence of the loss or termination of his office or employment with any Group Company for any reason and whether or not such loss or termination of office or employment is found to be wrongful or in breach of any contract (whether of the Plan, the Option Agreement or any other agreement) including as a result of the exercise by any Group Company (or the Grantor) of any discretion (or failure to exercise any discretion) that is found to be an unreasonable exercise of such discretion); and

(vi)	by accepting the grant of an Option and not renouncing it, a Participant is deemed to have agreed to the provisions of this Rule 2.3.

3.	Exercise of Option

3.1.	Subject to this Rule 3, an Option shall be exercisable only in accordance with the conditions contained in the relevant Option Agreement.

3.2.	An Option may be exercised in whole or in part provided that, on any day, an Option may be exercised over no fewer than the less of:

(i)	25 per cent. of the Shares over which an Option has Vested;

(ii)	the total number of Shares over which an Option remains exercisable at that time; and

(iii)	such other number as the Board may determine.

3.3.	When an Option is exercised in part, the balance (to the extent that it has not lapsed) shall remain exercisable on the same terms as originally applied to the whole Option and a new Option certificate shall be issued accordingly by the Grantor as soon as possible after the partial exercise.

3.4.	Save where the context otherwise permits, or if otherwise determined by the Board, a Vested Option shall be capable of exercise on any business day, subject to the notice period required under Rule 7.

3.5.	The acquisition price on exercise of an Option shall be the Exercise Price, provided that the total exercise consideration shall be rounded up to the nearest penny. If the price is less than the nominal value of a Share then, on the exercise of the Option, the Board shall capitalise the Company’s distributable reserves and apply the same in paying up the difference between the Exercise Price and the nominal value of the Shares. In the event that the Company has no such reserves, the Participant shall pay up the difference.

3.6.	The Participant may not exercise any part of an Option or sell Shares upon such exercise if such exercise or sale would not be permissible under any applicable law, rule or regulation including any regulation relating to insider trading.

3.7.	To the extent an Option has not lapsed, the Grantor may in its absolute discretion declare an Option to be exercisable, to the extent permitted by the Board, on the occurrence of a Disqualifying Event, but for the avoidance of doubt the Grantor shall be under no obligation to exercise this discretion.

4.	Lapse of Option

4.1.	An Option shall lapse as provided in the relevant Option Agreement, or if earlier, on the earliest of the following events:

(i)	the tenth anniversary of the Date of Grant;

(ii)	the date of Cessation of Employment if the Participant is a Bad Leaver;

(iii)	the date of Cessation of Employment for any part of a Good Leaver’s Option that the Board, in its discretion, has determined that the Participant may not exercise by virtue of being a Good Leaver, with any balance of the Option that the Board, in its discretion has determined may be exercised by virtue of being a Good Leaver to lapse on a date determined by the Board in its discretion, and not exceeding 90 days;

(iv)	where the Participant is a Good Leaver by reason of his death, 12 months after the death of the Participant;

(v)	(v) 60 days after either a Majority Share Sale, a Company Re-organisation or a Business Sale unless a release has been effected under Rule 5.2;

(vi)	as provided by Rule 5.6, Rule 5.7 or Rule 5.8;

(vii)	(vii) six months after the Company passes a resolution for voluntary winding up; or

(viii)	the Participant being adjudicated bankrupt.

4.2.	Any purported transfer of assignment by the Participant shall cause the Option to lapse forthwith, and the Option certificate shall carry a statement to this effect, provided that, on a Participant’s death, his personal representatives may exercise the Option, subject to the Rules and the Option Agreement.

4.3.	Neither the Company or, if different, the Grantor shall be obliged to notify the Participant if the Option is due to lapse.

5.	Takeovers and Liquidations

5.1.	For the purposes of this Rule 5, a Company Reorganisation means where a company (“Acquiring Company”):

(i)	obtains Control of the Company as a result of making a general offer to acquire the whole of the issued share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)	obtains Control of the Company as a result of making a general offer to acquire all the shares in the Company which are of the same class as the Shares; or

(iii)	obtains Control of the Company as a result of a compromise or arrangement sanctioned by the court under section 899 of the Companies Act 2006 (court sanction for compromise or arrangement); or

(iv)	obtains all the shares of the Company as a result of a qualifying exchange of shares within the meaning of paragraph 40 of the Schedule; or

(v)	becomes bound or entitled under sections 979 to 982 of the Companies Act 2006 (takeover offers; right of offeror to buy out minority shareholder) to acquire shares in the Company which are of the same class as the Shares;

Provided always that a Company Reorganisation shall not include the creation of a New Holding Company where the Acquiring Company offers to grant the Participant a Replacement Option (as that term is defined and in accordance with Rule 5.2).

5.2.	If there is a Company Reorganisation, as an alternative to exercising his Option a Participant may by agreement with the Acquiring Company release his Option for an option (the “Replacement Option”), which is equivalent to the Option but relates to shares in the Acquiring Company, such that all the conditions in Rule 5.3 are satisfied.

5.3.	The conditions mentioned in Rule 5.2 are:

(i)	in the case of an event falling within Rules 5.1(i) to 5.1(iv) above, that the Replacement Option is issued within 6 months beginning with the time that the Acquiring Company obtained Control of the Company, or in the case of an event within 5.1(v) above, that the Replacement Option is issued within the period during which the Acquiring Company remains bound or entitled as mentioned in that Rule;

(ii)	that the total Market Value, immediately before the release, of the Shares which were subject to the Option is equal to the total Market Value, immediately after the grant, of the shares in respect of which the Replacement Option is granted;

(iii)	that the Acquiring Company is a qualifying company within the meaning of paragraph 8 of the Schedule, that the Participant remains an eligible employee within the meaning of paragraph 24 of the Schedule, that the Replacement Option is a qualifying option within the meaning of paragraph 34 of the Schedule; and

(iv)	(iv) that all other requirements of paragraph 43 of the Schedule are also met.

5.4.	Where any Replacement Option is granted pursuant to this Rule 5, then the date of grant of the Replacement Option shall be deemed to be the same as the Date of Grant of the Option.

5.5.	In relation to the Replacement Option, where appropriate, references to “Company” and “Shares” shall be read as if they were references to the company to whose shares the Replacement Option relates and the shares in respect of which the Replacement Option is granted, respectively.

5.6.	If a person makes an offer for the Company which, if successful, would result in a Company Reorganisation, a Majority Share Sale or a Business Sale, the Grantor may by written notice to the Participant (an “Impending Sale Notice”) declare that all outstanding Options (which have Vested, or will Vest on the occurrence of a Company Reorganisation, a Majority Share Sale or a Business Sale in accordance with an Option Agreement) may be conditionally exercised during a period not exceeding 3 months to be specified by the Grantor in the notice and shall lapse at the end of that period. If an Option is conditionally exercised by a Participant pursuant to this Rule 5.6, the exercise shall become unconditional immediately before it becomes certain that the Company Reorganisation, Majority Share Sale or Business Sale will take place. All conditional notices of exercise shall lapse if, and when, it becomes certain that the Company Reorganisation, Majority Share Sale or Business Sale will not take place. Any Option which was subject to a lapsed exercise notice shall be unaffected and the Option shall continue as before. The Grantor may at its discretion include in the Impending Sale Notice a requirement that the Participant must give a valid and irrevocable power of attorney (“POA”) in favour of a director of the Company nominated by the Grantor conferring on such person the authority to do all things (including executing all documents) necessary to exercise the Participant’s Option to the fullest extent possible permitted by the relevant Option Agreement and, at the discretion of the Grantor, to sell the Shares acquired through exercise of the Option, provided that such authority to sell Shares shall be exercised only pursuant to a Company Reorganisation or a Majority Share Sale and the terms of any such sale and the value of the consideration to be received on a sale taking into account the terms of sale shall in the reasonable opinion of the Board not be inferior to the best terms on which any other share is sold pursuant to the Company Reorganisation or the Majority Share Sale. If a Participant is required by an Impending Sale Notice to give a POA and does not do so within any reasonable time limit set by the Grantor of receiving such notice the relevant Option shall immediately lapse.

5.7.	If a person proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by the court, as referred to in Rule 5.1(iii), all outstanding Options (which have Vested, or will Vest on the occurrence of a Company Reorganisation or a Majority Share Sale in accordance with an Option Agreement) may be exercised, conditionally, at any time during the period beginning with the date of the meeting of the members of the Company ordered by the court and ending on the earlier of 6 months thereafter and 7 clear days before the court sanctions the compromise or arrangement. If an Option is conditionally exercised by a Participant pursuant to this Rule 5.7, the exercise shall become unconditional immediately before it becomes certain that the proposed compromise or arrangement will be sanctioned by the court. All conditional notices of exercise shall lapse if, and when, it becomes certain that the proposed compromise or arrangement will not be sanctioned by the court. Any Option which was subject to a lapsed exercise notice shall be unaffected and the Option shall continue as before.

5.8.	In the case of an event falling within Rule 5.1(v), all outstanding Options (which have Vested or will Vest on the occurrence of a Company Reorganisation in accordance with an Option Agreement) may be exercised at any time during the period beginning with the date the person serves a notice under section 979 of the Companies Act 2006 and ending 7 clear days before the date on which the person ceases to be entitled to serve such a notice. For the purposes of this Rule 5.8, the term “person” shall include two or more persons Acting in Concert.

6.	Variation of share capital

6.1.	In the event of any variation of the share capital of the Company by way of capitalisation (other than a scrip dividend), rights issue, consolidation, subdivision or reduction of capital or otherwise, the number of Shares subject to the Option and the Exercise Price for each of those Shares shall be adjusted in such a manner as the Auditors confirm in writing to be fair and reasonable provided that the Exercise Price for a Share is not reduced below its nominal value and:

(i)	the Market Value of the Shares subject to the Option is not increased; and

(ii)	following the adjustment the Shares continue to satisfy the conditions specified in paragraph 35 of the Schedule;

provided that for the avoidance of doubt no adjustment shall be made under this Rule in respect of any new consideration received by the Company as a result of an issue of shares.

6.2.	In the event of a proposed adjustment under Rule 6. 1, the Board shall seek clearance from HM Revenue and Customs prior to the adjustment being made that the proposed adjustment shall not constitute a Disqualifying Event.

7.	Manner of Exercise of Options

7.1.	The Participant will have no claim against the Grantor, any Group Company or any other person in the event that at the Date of Grant or any other time the Option is not a qualifying option within the meaning of the Schedule.

7.2.	An Option shall be exercised by the Participant giving notice to the Grantor in writing of the number of Shares in respect of which he wishes to exercise the Option accompanied by such arrangements for payment as are acceptable to the Grantor in its reasonable discretion and the relevant Option certificate and shall be effective on the expiry of 28 clear days, or such shorter period as the Board in its discretion shall determine, after its receipt by the Grantor.

7.3.	A definitive Share certificate shall be issued to the Participant within 30 days of the date of the exercise of the Option subject to the Participant entering into a deed of adherence pursuant to any Shareholders’ Agreement.

7.4.	The Participant irrevocably agrees to enter into a joint election, under section 431(1) or section 431(2) of ITEPA in respect of the Shares to be acquired on exercise of the relevant Option, if required to do so by any Group Company, on, before or within 14 days of any date of exercise of the Option.

7.5.	If in connection with the grant, holding and/or exercise of the Option:

(i)	a Participant becomes liable to tax, duties (including stamp duty), national insurance contributions or any other tax, impost or amount and any Group Company is liable to make a payment to any revenue or other authority on account of the liability (including employees’ social security contributions); or

(ii)	any Group Company becomes liable to make a payment of employer’s national insurance contributions (unless this paragraph (ii) is disapplied in the relevant Option Agreement);

the Participant shall as a condition of exercising the Option and before exercising the Option enter into such arrangements as the Grantor shall determine in its discretion for the purpose of ensuring that the Participant discharges all such liabilities as are mentioned in this Rule 7.5 and without prejudice to the generality of the foregoing, the Company may sell a sufficient number of Shares on exercise of the Option or require the Participant to remit to any Group Company an amount sufficient to satisfy the aforementioned liabilities.

7.6.	All Shares allotted or transferred to a Participant following the date of exercise shall rank equally in all respects with the Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of such allotment or transfer.

8.	Miscellaneous

8.1.	Neither the Grantor or any Group Company shall have any responsibility for the consequences (whether in relation to taxation or any other matter) of any action of a Participant in relation to his acceptance or exercise of an Option and the Participant shall be responsible for obtaining any financial or legal advice that it or he may require at his own cost.

8.2.	Any notice or other communication under or in connection with an Option may be given by a Participant or any Group Company or the Grantor either personally or by post; items sent by post shall be prepaid and shall be deemed to have been served 72 hours after posting.

8.3.	The Grantor, if the Company, shall ensure that at all times it has sufficient authority to issue new Shares to satisfy the exercise to the full extent still possible of an Option or any part of it which has neither lapsed nor been fully exercised, taking account of any other obligations of the Company. The Grantor, if not the Company, shall procure that at all times it holds sufficient unencumbered Shares or irrevocable rights over such Shares to satisfy the exercise to the full extent still possible of an Option or any part of it which has neither lapsed nor been fully exercised.

8.4.	If on the date of exercise of an Option or on any prior date any shares of the same class as the Shares are listed or quoted on a public investment exchange, the Company shall within one month of the Option exercise apply to the relevant investment exchange for permission for the Shares which have been the subject of the Option exercise to be similarly listed or quoted.

8.5.	By accepting an Option a Participant agrees that the Grantor and any Group Company or any person retained by any of the foregoing in relation to the operation or administration of the Plan, may obtain, store and process data about the Participant in connection with the Plan and agrees further that any of the aforementioned parties or other third parties may use the information to contact the Participant from time to time by post, fax, email or telephone in connection with the operation of the Plan and to process information including personal data and personal sensitive data as defined in the Data Protection Act 1998 for the purposes of the Plan including all relevant disclosures to HM Revenue and Customs.

8.6.	Each Party shall bear its own costs in connection with these Rules and any Option Agreement subject to these Rules.

8.7.	The Board may at its discretion make minor alterations or additions to the Rules in order to benefit the administration of the Plan, to take account of changes in legislation or to obtain or maintain favourable taxation or regulatory treatment for the Participant or the Grantor, provided that no such change will operate to the detriment of a Participant or result in an Option ceasing to be a qualifying option within the meaning of the Schedule. 8.8 Save as otherwise provided in these Rules, a person who is not a party to an Option Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of these Rules or any Bonus Agreement. This Rule shall not affect any right or remedy of a third party which exists or is available apart from that Act.

8.8.	These Rules shall be interpreted in accordance with, and governed by, English law.